Exhibit (a)(1)

                           CENTRAL MAINE POWER COMPANY

                 OFFER TO PURCHASE FOR CASH UP TO 200,000 SHARES
           OF ITS FLEXIBLE MONEY MARKET PREFERRED STOCK(TM), SERIES A,
                7.999%, AT A PURCHASE PRICE OF $108.00 PER SHARE


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 1998, UNLESS THE OFFER IS EXTENDED. THE TENDERED SHARES MAY ALSO BE WITHDRAWN, IF NOT YET ACCEPTED FOR PAYMENT, AT ANY TIME AFTER 9:00 A.M., NEW YORK CITY TIME, ON JULY 3, 1998.

THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. AS OF THE DATE OF THE OFFER, TO THE KNOWLEDGE OF THE COMPANY NO DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES OF THE COMPANY OWN OR CONTROL ANY SHARES.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

                           ---------------------

         Central Maine Power Company, a Maine corporation (the "Company"), invites the holders (the "Shareholders") of the Company's Flexible Money Market Preferred Stock(TM), Series A, 7.999%, par value $100 per share (the "Shares"), to tender up to 200,000 Shares to the Company for purchase at the price of $108.00 per Share in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal") (which Offer to Purchase and Letter of Transmittal, as amended from time to time, together constitute the "Offer").

         The Company will pay the Purchase Price for the Shares validly tendered, upon the terms and subject to the conditions of the Offer. The Company reserves the right, in its sole discretion, to purchase more than 200,000 Shares pursuant to the Offer.

         All of the Shares are registered in the name of The Depository Trust Company ("DTC") or its nominee, and are beneficially owned in book-entry form. ALTHOUGH THERE MAY HAVE BEEN A LIMITED NUMBER OF ISOLATED TRANSACTIONS IN THE SHARES IN THE OVER-THE-COUNTER MARKET IN THE PAST, THE COMPANY BELIEVES THAT THERE IS CURRENTLY NO ESTABLISHED TRADING MARKET FOR THE SHARES.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              ---------------------

                                    IMPORTANT

         Any Shareholder desiring to tender all or any portion of its Shares should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to Boston EquiServe (the "Depositary"), and follow the procedure for book-entry delivery set forth in Section 2. Shareholders who desire to tender Shares and cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the Expiration Time (as herein defined), should tender such Shares by following the procedures for guaranteed delivery set forth in Section 2. TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL.
                             ---------------------

         Questions or requests for assistance may be directed to Kathleen Powers of the Company (the "Information Agent") at the Company's address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery substantially in the form the Company has provided with this Offer to Purchase (the "Notice of Guaranteed Delivery") may be directed to the Information Agent at the aforementioned address and telephone number, and such copies will be furnished promptly at the Company's expense. The Information Agent is not authorized by the Company to make any recommendation regarding the Offer.

                                     SUMMARY

         This general summary is provided for the convenience of Shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.


The Company.........................        Central Maine Power  Company,  a Maine  corporation  organized in 1905, and  an  investor-owned  electric  utility  engaged  primarily  in  the generation, purchase,  transmission,  distribution and sale of electric energy for the  benefit of retail  customers  in  southern  and central
                                            Maine  and  wholesale  customers,   principally  other  utilities.  The
                                            principal  executive  offices of the  Company  are located at 83 Edison
                                            Drive,  Augusta,  Maine 04336,  and the Company's  telephone  number is
                                            (207) 623-3521.  The Company serves approximately  528,000 customers in its 11,000  square-mile  service  area in southern  and central  Maine.
                                            The  Company's  service area contains  most of Maine's  industrial  and
                                            commercial   centers  and  includes  about  78  percent  of  the  total
                                            population  of  Maine.   The  Company's   industrial   and   commercial
                                            customers   include  major   producers  of  pulp  and  paper  products,
                                            producers of chemicals,  plastics, electric components,  processed food and  footwear,  and  shipbuilders.  The  Company  is also  diversifying into  new  lines  of  business,  and is  proposing  to  form a  holding
                                            company  structure  for  reasons,   among  others,  of  separating  its
                                            regulated  and  unregulated  lines of business  in a manner  consistent with the recently enacted Maine electric restructuring law.

Number of Shares
  to be Purchased...................        200,000  Shares  (or  such  lesser  number  of  Shares  as are  validly tendered).

Purchase Price......................        $108.00 per Share.

Expiration  Date....................        The later of:  (i) June 8,  1998,  or (ii) such other date to which the
                                            Company  may,  in its sole  discretion,  extend  the Offer (or to which the  Offer  must be  extended  pursuant  to any  applicable  rules  and
                                            regulations   of  the   Securities   and   Exchange   Commission   (the
                                            "Commission")).

Expiration  Time....................        5:00 P.M., New York City time, on the Expiration Date.

Payment Date........................        As soon as practicable  after the Expiration Date,  subject to Sections
                                            12 and 14.

How to Tender the Shares............        See  Section 2. For further  information  call the  Information  Agent, the Depositary or DTC, or consult your broker for assistance.

Withdrawal Rights...................        The tendered  Shares may be withdrawn at any time until the  Expiration
                                            Time, and, if not yet accepted for payment,  after 9:00 A.M.,  New York
                                            City  time,  on  July  3,  1998,  in  accordance  with  the  withdrawal procedure specified in Section 3.

Purpose of the Offer................        The Company believes that the Offer  represents an attractive  economic opportunity and use of the Company's  credit  availability  that should benefit  the  Company  as well  as the  Shareholders  in  that  (i) the
                                            Company may  potentially  improve its capital  structure  and lower its cost of capital  by  replacing  the  Shares,  to the extent  necessary, with  comparatively  less expensive  financing  alternatives,  and (ii)
                                            the  Shareholders  who desire liquidity will be given an opportunity to sell  Shares at a premium  over the par  value.  However,  neither  the
                                            Company nor its Board of Directors makes any  recommendation  regarding the Offer.

Brokerage Commissions...............        Not payable by Shareholders.

Stock Transfer Tax..................        Except as  described  herein,  the Company will pay or cause to be paid
                                            any  applicable   stock  transfer   taxes,   except  as  set  forth  in
                                            Instruction 6 in the Letter of Transmittal.

Position of the Company and
  its Directors.....................        Neither   the   Company   nor  its   Board  of   Directors   makes  any
                                            recommendation  to any  Shareholder  as to whether to tender or refrain from tendering Shares.

Further Developments
  Regarding the Offer...............        Call the Information Agent or consult your broker.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THAT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.


                                TABLE OF CONTENTS

                                    SECTION                                                 PAGE

INTRODUCTION..............................................................................    1
THE OFFER.................................................................................    2
     1.    Number of Shares; Proration....................................................    2
     2.    Procedure for Tendering Shares..................................................   4
     3.    Withdrawal Rights...............................................................   6
     4.    Purchase of Shares and Payment of the Purchase Price............................   7
     5.    Certain Conditions of the Offer.................................................   8
     6.    Price Range of the Shares; Dividends............................................   9
     7.    Background and Purpose of the Offer; Certain Effects of the Offer...............  10
     8.    Interests of Directors and Executive Officers; Transactions and Arrangements
            Concerning the Shares..........................................................  11
     9.    Source and Amount of Funds....................................................... 11
     10.   Certain Information About the Company...........................................  12
     11.   Effects of the Offer on the Market for the Shares; Registration under the
            Exchange Act...................................................................  15
     12.   Certain Legal Matters; Regulatory Approvals...................................... 15
     13.   Certain U.S. Federal Income Tax Consequences..................................... 16
     14.   Extension of the Offer; Termination; Amendments.................................. 18
     15.   Fees and Expenses................................................................ 19
     16.   Miscellaneous...................................................................  19


To the holders of Central Maine Power Company's Flexible Money Market Preferred Stock(TM), Series A, 7.999%:

                                  INTRODUCTION

         Central Maine Power Company, a Maine corporation (the "Company"), invites the holders (the "Shareholders") of its Flexible Money Market Preferred Stock(TM), Series A, 7.999% (the "Shares") to tender up to 200,000 Shares to the Company for purchase at the price of $108.00 per Share (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Company will pay the Purchase Price for Shares validly tendered and not withdrawn prior to the later of: (i) June 8, 1998, or (ii) such other date to which the Company may, in its sole discretion, extend the Offer (or to which the Offer must be extended pursuant to any applicable rules and regulations of the Commission (the "Expiration Date"), at 5:00 P.M., New York City time (the "Expiration Time"), upon the terms and subject to the conditions of the Offer. See Section 14 for a description of the Company's right to extend the time during which the Offer is open, and to delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 200,000 Shares pursuant to the Offer.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 5.

         If, at the Expiration Time, more than 200,000 Shares (or more than such greater number of Shares as the Company may elect to purchase) are validly tendered at the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis from all Shareholders who validly tender Shares at the Purchase Price (and do not withdraw them prior to the Expiration Time). All Shares not purchased pursuant to the Offer, including the Shares not purchased because of proration, will be returned. The Purchase Price will be paid net to the tendering Shareholder in cash for all Shares purchased. The tendering Shareholders will not be obligated to pay brokerage commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 13. In addition, the Company will pay all fees and expenses of the Depositary in connection with the Offer. See Section 15.

          THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, THE SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. AS OF THE DATE OF THE OFFER, TO THE KNOWLEDGE OF THE COMPANY, NO DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES OF THE COMPANY OWN OR CONTROL ANY SHARES.

         As of the close of business on May 7, 1998, there were 395,275 Shares outstanding. The Shares that the Company is offering to purchase represent approximately 51% of the outstanding Shares.

         ALTHOUGH THERE MAY HAVE BEEN A LIMITED NUMBER OF ISOLATED TRANSACTIONS IN THE SHARES IN THE OVER-THE-COUNTER MARKET IN THE PAST, THE COMPANY BELIEVES THAT THERE IS CURRENTLY NO ESTABLISHED TRADING MARKET FOR THE SHARES.

         The Offer does not constitute a notice of redemption of the Shares pursuant to the Company's Articles of Incorporation (the "Articles"), nor does the Company intend to effect such a redemption by making the Offer. The
Shareholders are not under any obligation to accept the Offer or to remit the Shares to the Company pursuant to the Offer. In accordance with the Articles, the Shares are not currently redeemable at the option of the Company; however, on each annual Sinking Fund Redemption Date (commencing October 1, 1999), the Company is required to purchase 90,000 Shares, and has the noncumulative right to purchase an additional 90,000 Shares, in each case at a price of $100.00 per Share, plus any accrued and unpaid dividends.

         The Company believes that the purchase of the Shares at this time represents an attractive economic opportunity and use of the Company's credit availability that should benefit the Company as well as the Shareholders in that the Company may potentially improve its capital structure and lower its cost of capital by replacing the Shares, to the extent necessary, with comparatively less expensive financing alternatives. In addition, the Shareholders who desire liquidity will be given an opportunity to sell Shares at a premium over the par value. As indicated above, Sinking Fund Redemption commences on October 1, 1999, at the price of $100.00 per share, plus any accrued and unpaid dividends. However, neither the Company nor its Board of Directors makes any recommendation regarding the Offer.


                                    THE OFFER

1.       NUMBER OF SHARES; PRORATION

         Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 200,000 Shares, or such fewer number of Shares as are validly tendered before the Expiration Time (and not withdrawn in accordance with Section 3), at a net cash price of $108.00 per Share. Subject to this
Section 1, if the Offer is oversubscribed, the Shares tendered at the Purchase Price before the Expiration Time will be eligible for proration.

         The Company reserves the right, in its sole discretion, to purchase more than 200,000 Shares pursuant to the Offer. See Section 14. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the eleventh business day from, and including, the date of the notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 5.

         The Company will pay the Purchase Price for Shares validly tendered prior to the Expiration Time and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering Shareholders at the Company's expense as promptly as practicable following the Expiration Date.

         If the number of Shares validly tendered at the Purchase Price and not withdrawn prior to the Expiration Time is fewer than or equal to 200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

         Proration. Upon the terms and subject to the conditions of the Offer, in the event that at the Expiration Time more than 200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares on a pro rata basis. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each Shareholder tendering Shares shall be based on the ratio of the number of Shares tendered by such Shareholder at the Purchase Price to the total number of Shares tendered by all Shareholders at the Purchase Price. This ratio will be applied to the Shareholders tendering Shares to determine the number of Shares that will be purchased from each such Shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information, when available, from the Information Agent. The Company's decision on the manner of proration, taking into account DTC policies and procedures, will be final and binding on all parties.

         As described in Section 13, the number of Shares that the Company will purchase from a Shareholder may affect the United States federal income tax consequences to the Shareholder of such purchase and therefore may be relevant to a Shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering Shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

         This Offer to Purchase and the related Letter of Transmittal are being transmitted to The Depository Trust Company ("DTC"), which is (or whose nominee is) the record owner of the Shares, as of May 8, 1998 and will, in accordance with DTC's procedures, be furnished to participants in DTC, for subsequent transmittal to the Shareholders.

2.       PROCEDURE FOR TENDERING SHARES

         Proper Tender of Shares. For Shares to be validly tendered pursuant to the Offer:

                  (i) confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

                  (ii) the tendering Shareholder must comply with the guaranteed delivery procedure set forth below.

         Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a firm that is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States which is a participant in an approved Signature Guarantee Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). Signatures on the Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 2, shall include any participant in DTC whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) the Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer will be made only after timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC as described below, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

         THE  METHOD  OF  DELIVERY  OF  ALL  DOCUMENTS,   INCLUDING  THE  LETTER
OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of the Shares may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Guaranteed Delivery. If a Shareholder desires to tender the Shares pursuant to the Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Time, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

                  (i) such tender is made by or through an Eligible Institution;

                  (ii) the Depositary receives (by hand, mail, overnight courier or telegram), prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

                  (iii) confirmation of book-entry transfer of such Shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date the Depositary receives such Notice of Guaranteed Delivery.

         If any tendered Shares are not purchased, as promptly as practicable after the expiration or termination of the Offer such Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC, in each case without expense to such Shareholder.

         Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" equal to or greater than the amount tendered in (a) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering Shareholder's representation and warranty to the Company that (a) such Shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and the Company upon the terms and subject to the conditions of the Offer.

         Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or from any particular Shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

         A PROPERLY COMPLETED LETTER OF TRANSMITTAL, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

3.       WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 9:00 A.M., New York City time, on July 3, 1998.

         For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the Shareholder, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC procedures. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Time by again following the procedures described in Section 2.

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in this Section 3.

4.       PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE

         The Company will, upon the terms and subject to the conditions of the Offer, accept for payment and, as soon as practicable after the Expiration Date, pay for (and thereby purchase) Shares validly tendered at the Purchase Price and not withdrawn. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at the Purchase Price and not withdrawn when and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, and receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

         Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering Shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. For all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be credited to the account maintained with DTC by the participant who delivered such Shares, as soon as practicable following the Expiration Date or termination of the Offer without expense to the tendering Shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 5.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to the Company of Shares purchased pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal. The Company will not pay any other stock transfer taxes. In connection with the payment by the Company of the Purchase Price or (in the circumstances permitted by the Offer) registration of the unpurchased Shares, the amount of all such other stock transfer taxes, if any, will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE
LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

5.       CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after May 8, 1998 and prior to the Expiration Time, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), make it inadvisable to proceed with the Offer or with such acceptance for payment, purchase or payment:

                  (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, agency, authority or tribunal, which (i) challenges or seeks to make illegal, or to delay, or otherwise directly or indirectly restrain, prohibit or otherwise affect, the making of the Offer or the acquisition of Shares pursuant to the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

                  (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

                  (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in the sole judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on any financing of the Offer; or (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

                  (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company and its subsidiaries taken as a whole.

         The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or omission to act by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

6.       PRICE RANGE OF THE SHARES; DIVIDENDS

         Although there may have been a limited number of isolated transactions in the Shares in the over-the-counter market in the past, the Company believes that there is currently no established trading market for the Shares. Consequently, it is not possible for the Company to state the range of high and low bid quotations for the Shares for each quarterly period during the past two years and the source of such quotations.

         April 1, 1998 was the most recent dividend payment date on the Shares.

         The Company anticipates that the record date for the July 1, 1998 dividend payment for the Shares will be June 10, 1998. As a consequence, absent an extension of the Expiration Date to a date on or after June 10, 1998, tendering Shareholders will not receive further dividends on Shares tendered and accepted by the Company pursuant to the Offer.


7.       BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The following discussion (and summaries of such discussion that appear earlier in this Offer) contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are: electric utility restructuring; weather, including the Company's ability to recover its costs resulting from the January 1998 ice storm; regulatory matters pertaining to and costs related to nuclear plants in which the Company has a direct or indirect interest; and other matters referred to in the Company's filings with the Commission under the Exchange Act. For certain historical financial information about the Company and its consolidated subsidiaries, see "Certain Information About the Company" in Section 10.

         The Company is making the Offer to (i) potentially improve its capital structure and lower its cost of capital by replacing the Shares with comparatively less expensive financing alternatives, to the extent necessary, and (ii) allow the Shareholders who desire liquidity an opportunity to sell Shares at a premium over the par value.

         Management believes that, given the Company's business, assets and prospects, the purchase of Shares pursuant to the Offer is an attractive investment that will benefit the Company as well as the Shareholders. The Offer provides the Shareholders who are considering a sale of their Shares the opportunity to sell Shares for cash to the Company at a premium over the par value. The Offer also allows the Shareholders to sell only a portion of their Shares while retaining a continuing equity interest in the Company if they so desire.

         The Company plans to retire Shares purchased pursuant to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. AS OF THE DATE OF THE OFFER, TO THE KNOWLEDGE OF THE COMPANY NO DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES OF THE COMPANY OWN OR CONTROL ANY SHARES.

         The  effect of the Offer,  in  addition  to the  matters  discussed  in
Section 11 of this Offer, is to reduce the amount of fixed rate preferred stock of the Company. The Company is undergoing continuing analysis and restructuring in connection with the restructuring of the electric utility industry. For further information, see "Additional Information" under Section 10 below.

         The Company may in the future purchase Shares in the market, if any established, in private transactions, through tender offers or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer. Any purchases of Shares the Company may choose to make may be on the same terms as, or on terms more or less favorable to the Shareholders than, the terms of the Offer. Any possible future purchases by the Company will depend on numerous factors, including the results of the Offer, the Company's business and financial condition and general economic and market conditions.

8. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

         Based on the Company's records and on information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries, nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

         Neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

9.       SOURCE AND AMOUNT OF FUNDS

         Assuming that the Company purchases 200,000 Shares pursuant to the Offer at the purchase price of $108.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $21,695,000. See Section 15. The Company anticipates that the funds necessary to pay such amounts will be provided by borrowings under existing credit facilities and the medium-term note program of the Company.

         The credit facilities consist of the Company's $125,000,000 Credit Agreement, dated as of October 23, 1996, among the Company and certain financial institutions, as lenders, with BankBoston, N.A., and The Bank of New York acting as agents for the lenders. The Credit Agreement provides for two credit facilities: a $75 million, 364-day revolving credit facility that currently matures on October 21, 1998, and a $50 million, 3-year revolving credit facility that matures on October 22, 1999. Both credit facilities require annual fees on the total credit lines. The fees are based on the Company's credit ratings and allow for various borrowing options, including LIBOR-priced, base-rate-priced and competitive-bid-priced loans. Access to commercial paper markets has been substantially precluded, as a result of downgrading of the Company's credit ratings. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. The Company has $70 million outstanding as of May 5, 1998, under the 364-day revolving credit facility. The Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financing of this type.

         The foregoing summary of the Credit Agreement should be read in conjunction with, and is qualified in its entirety by reference to, the full October 23, 1996 Credit Agreement, a copy of which has been filed with the Commission as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         The Company has in effect a medium-term note program (the "Program") pursuant to an Indenture between the Company and The Bank of New York, as trustee, dated as of August 1, 1989, as supplemented (collectively, the "Indenture"). Under the Indenture, the Company may issue from time to time its notes, debentures or other evidences of indebtedness, in one or more series (the "Securities"). The Indenture does not limit the amount of the Securities which may be issued.

         Under the terms of the Program, the Company may offer from time to time Medium-Term Notes (the "Notes"), up to an aggregate principal amount outstanding of $500,000,000. Maturities can range from nine months to 30 years; interest rates pertaining to the Notes are established at the time of issuance. The Notes are unsecured and rank equally with the Company's other unsecured senior indebtedness.

         Issuance of Notes in excess of $500,000,000 outstanding at any one time would require additional regulatory and other approvals.

         The statements made herein are a summary only, do not purport to be complete, and are qualified in their entirety by the detailed provisions of the Indenture.

         The Company presently expects to repay any indebtedness incurred to finance the Offer from its general funds and/or through future borrowings or securities issuances.

10.      CERTAIN INFORMATION ABOUT THE COMPANY

         Set forth below is certain historical financial information about the Company and its consolidated subsidiaries. The historical financial information (other than the ratio of earnings to fixed charges) for, and as of the end of, the 1997 and 1996 fiscal years was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K")". The historical financial information for, and as of the end of, the nine-month periods ended September 30, 1997 and 1996 was derived from the Company's third quarter 1997 and 1996 Quarterly Reports on Form 10-Q (the "Form 10-Q's"). More comprehensive financial information is contained in the 1997 Form 10-K, the Form 10-Q's and other documents filed by the Company with the Commission. The financial and other information set forth herein is qualified in its entirety by reference to the 1997 Form 10-K, the Form 10-Q's and such other documents, including the financial statements and related notes therein. The foregoing documents are available for inspection and copies thereof can be obtained as indicated under "Additional Information" below.

CONDENSED INCOME STATEMENT DATA:

                                                                      For the Nine Months
                                              For the Year Ended              Ended
                                                  December 31,             September 30,
                                            -----------------------  -----------------------
                                                 1997        1996        1997*      1996*
                                                 ----        ----        ----       ----
                                      (Dollars in thousands, except ratios and per-share amounts)

Electric Operating Revenues                    $954,176    $967,046    $704,575   $719,484

Total Operating Expenses                        897,157     865,512     665,871    649,860

Equity in Earnings of Associated Companies        6,260       6,138       5,084      5.139
                                               --------    --------    --------   --------

Operating Income                               $ 63,279    $107,672    $ 43,788   $ 74,763

Total Other Income                                1,710       4,209       1,753      3,523

Total Interest Charges                           51,567      51,652      37,898     37,941
                                               --------    --------    --------   --------

Net Income                                     $ 13,422    $ 60,229    $  7,643   $ 40,345

Preferred Stock Dividend Requirements             8,209       9,452       6,312      7,244
                                               --------    --------    --------   --------

Earnings Applicable to Common Stock            $  5,213    $ 50,777    $  1,331   $ 33,101
                                               ========    ========    ========   ========



Ratio of Earnings to Fixed Charges**                1.4*       2.8*         1.3       2.8

Book value per share                           $  15.03*    $15.77*      $15.13    $15.45
------------------
   *.....Unaudited.
   **....As computed in accordance with Item 503(d) of Regulation S-K of the Commission.


CONDENSED BALANCE SHEET DATA:


                                                                 As of                          As of
                                                              December 31,                  September 30,
                                                      ------------------------------ ------------------------------
                                                          1997            1996           1997*          1996*
                                                          ----            ----           ----           ----
                                                                          (Dollars in thousands)
ASSETS:

Total Net Electric Property and Nuclear Fuel.....        $1,056,754      $1,067,183     $1,058,347      $1,063,651

Investments in Associated Companies, at Equity...            76,509          67,809         76,148          68,019

Cash and Cash Equivalents........................            20,841           8,307         12,693           9,424

Other Current Assets.............................           234,350         238,338        213,784         208,999

Total Deferred Charges and Other Assets..........           910,512         629,277        937,109         583,461
                                                        -----------      ----------     ----------      ----------

Total Assets.....................................       $2,298,966       $2,010,914     $2,298,081      $1,933,554
                                                        ===========      ==========     ==========      ==========



STOCKHOLDERS' INVESTMENT
   AND LIABILITIES:

Common Stock Investment.......................             $487,594        $511,578       $491,011        $501,201

Preferred Stock..................................            65,571          65,571         65,571          65,571

Redeemable Preferred Stock.......................            39,528          53,528         39,528          53,528

Long-Term Obligations (less amounts
due within one year).............................           400,923         587,987        476,397         565,611

Current Liabilities and Interim Financing........           383,657         177,536        279,445         184,615

Other Liabilities................................           921,693         614,714        946,129         563,028
                                                         ----------      ----------     ----------      ----------

Total Stockholders' Investment and Liabilities...        $2,298,966      $2,010,914     $2,298,081      $1,933,554
                                                         ==========      ==========     ==========      ==========
------------------
   *.....Unaudited.

         Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the registrants, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the common stock of the Company is currently listed.

11. EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; REGISTRATION UNDER THE EXCHANGE ACT

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of Shareholders. Although there may have been a limited number of isolated transactions in the Shares in the over-the-counter market in the past, the Company believes that there is currently no established trading market for the Shares.

         The Shares are not currently "margin securities" under the rules of the Federal Reserve Board, and the Company believes that, following the purchase of Shares pursuant to the Offer, the remaining Shares will not be "margin securities."

         The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to the Company's shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

         The Company is not aware of any license or regulatory permit material to its business that would be adversely affected by its acquisition of Shares as contemplated in the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that is required for the Company's acquisition or ownership of Shares as contemplated by the Offer and that has not been obtained. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following general discussion summarizes the material United States federal income tax consequences of the Offer and is based upon the Internal
Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Offer under state, local or foreign law nor does the discussion address all aspects of United States federal income taxation that may be important to a Shareholder in light of such Shareholder's particular circumstances or to a Shareholder subject to special rules including, without limitation, S corporations, financial institutions, insurance companies, tax-exempt entities, dealers in securities, taxpayers subject to alternative minimum tax, persons who acquired Company stock pursuant to the exercise of an employee option (or otherwise as compensation), persons holding Company stock as part of a hedging or conversion transaction or a straddle or any other derivative security. This discussion assumes that the Shareholders hold their respective Shares as capital assets within the meaning of Section 1221 of the Code.

         The following discussion is limited to the United States federal income tax consequences relevant to a Shareholder that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, or an estate the income of which is subject to United States federal income tax regardless of its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

         The Company has not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the "IRS") with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the Offer.

         THE FOLLOWING IS A SUMMARY OF ONLY CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE OFFER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE OFFER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE OFFER TO SUCH SHAREHOLDER.

         Shareholders Receiving Cash Pursuant to the Offer. Any amounts received by a Shareholder attributable to a declared accrued unpaid dividend will be treated as a payment of such dividend and is not part of the amount paid in redemption of such stock.

         In the case of a Shareholder who owns solely Shares and does not own, actually or constructively applying the provisions of Code Section 318, any other class of stock of the Company, gain or loss will be recognized in an amount equal to the difference between the amount of cash received by such Shareholder pursuant to the Offer (except to the extent attributable to a declared accrued unpaid dividend) and such Shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. Code Section 318 generally treats a person as owning stock owned directly or indirectly by certain related individuals, corporations, partnerships, trusts or estates and stock subject to certain options. Shareholders are advised to consult their tax advisors to determine the application of Code Section 318 to their particular circumstances.

         In the case of a Shareholder who owns Shares and actually or constructively owns, applying the provisions of Code Section 318, any other class of stock of the Company, gain or loss will be recognized in an amount equal to the difference between the amount of cash received by such Shareholder pursuant to the Offer (except to the extent attributable to a declared accrued unpaid dividend) and such Shareholder's adjusted tax basis in the Shares sold pursuant to the Offer provided the receipt of cash is not "essentially equivalent to a dividend" with respect to that Shareholder. Cash received by a Shareholder will not be characterized as "essentially equivalent to a dividend" if such Shareholder's proportionate interest in the Company suffers a "meaningful reduction" as a result of the Offer given such Shareholder's particular facts and circumstances. The IRS has indicated in a published ruling that any reduction in the percentage interest of common stock of a Shareholder whose relative common stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." Cash received by a Shareholder who does not suffer a "meaningful reduction" in such Shareholder's proportionate interest in the Company will be treated as a dividend taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits attributable to the Shares exchanged by such Shareholder with any excess characterized as a return of capital to the extent of such Shareholder's basis in the exchanged Shares and gain to the extent that such excess exceeds the Shareholder's basis in the exchanged Shares. Shareholders who actually or constructively own, applying the provisions of Code Section 318, any other class of stock of the Company are advised to consult their tax advisors to determine the U.S. federal income tax consequences of selling Shares pursuant to the Offer.

         The net amount of capital gain recognized by an individual Shareholder generally will be mid-term or long-term capital gain if the holding period for the Shares tendered is more than one year or eighteen months, respectively.

         Shareholders Not Receiving Cash Pursuant to the Offer. Shareholders whose Shares are not purchased pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

         Backup Withholding. Backup withholding of United States federal income tax at a rate of 31% may apply to the gross proceeds payable to a Shareholder or other payee pursuant to the Offer, unless an exemption applies under the applicable law and Treasury regulations or the Shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such Shareholder otherwise establishes to the satisfaction of the Depositary that the Shareholder is not subject to backup withholding. Certain Shareholders (including, among others, all corporations and certain foreign Shareholders, in addition to foreign corporations) are not subject to these backup withholding and reporting requirements. In order for a foreign Shareholder to qualify as an exempt recipient, that Shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that Shareholder's exempt status. A Form W-8 or Substitute Form W-8 can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal.

14.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 5, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to the Shareholders in a manner reasonably calculated to inform the Shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of Shares sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the eleventh business day from, and including, the date of the notice.

15.      FEES AND EXPENSES

         The Company has not retained a dealer manager in connection with the Offer. The Company has retained the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact Shareholders by mail, telephone, telex, telegraph and personal interviews, and may request DTC participants, brokers and dealers to forward materials relating to the Offer to the Shareholders. Neither the Information Agent nor the Depositary has been authorized to make solicitations or recommendations in connection with the Offer. The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the Shareholders for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         The Company estimates that the total amount of fees and expenses that it will incur in connection with the Offer will be approximately $95,000.

16.      MISCELLANEOUS

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Shareholders residing in such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

         THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.




                           Central Maine Power Company





         The Letter of Transmittal and any other required documents should be sent or delivered by each Shareholder, the relevant DTC participant or such Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                                Boston EquiServe

                               Delivery Addresses:


     By Mail:                     By Hand:             By Overnight Courier:

Boston EquiServe             Securities Transfer &      Boston EquiServe
Corporate Reorganization     Reporting Services, Inc.   Corporate Reorganization
Mail Stop:  45-01-40            (STARS)                 Mail Stop:  45-01-40
P. O. Box 8029               1 Exchange Plaza           150 Royall Street
Boston, MA  02266            55 Broadway - 3rd Floor    Canton, MA  02021
                             New York, NY

                                   To Confirm:

                                  800-736-3001

         Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below. Shareholders may also contact the relevant DTC participant or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                     Kathleen Powers
                     c/o Central Maine Power Company
                     83 Edison Drive
                     Augusta, Maine  04336
                     Tel:  207-626-9793
                     Fax:  207-626-9588